Exhibit 99.1

News Release

CONTACT: Investor Relations

(480) 734-2060

investor@taylormorrison.com

Taylor Morrison Reports Second Quarter 2021 Results, Including 23 Percent Year-Over-Year Growth to 3.4 Net Sales Orders per Community

SCOTTSDALE, Ariz., July 29, 2021 –– Taylor Morrison Home Corporation (NYSE: TMHC), the nation’s fifth largest homebuilder, announced results for the second quarter ended June 30, 2021. Reported net income of $124 million, or $0.95 per diluted share, compared to $65 million, or $0.50 per diluted share, in the second quarter of 2020.

The Company’s second quarter included the following results, as compared to the prior-year quarter:

•	Monthly absorptions increased 23 percent to 3.4 net sales orders per community.

•	Home closings gross margin increased 370 basis points to 19.1 percent.

•	Backlog increased 50 percent to 10,228 sold homes with a sales value of $5.7 billion, up 78 percent.

•	Homebuilding lot supply increased 13 percent to approximately 76,000 total lots owned and controlled.

•	Controlled lots as a percentage of total supply increased approximately 700 basis points to 35 percent.

“Our team delivered strong second quarter results and made further progress in achieving our strategic priorities as we continue to capture the synergies of our recent acquisitions and optimize our operations by fully leveraging the benefits of our national and local scale,” said Sheryl Palmer, Taylor Morrison Chairman and CEO.

“During the quarter, we strategically managed our sales activity by delaying the release of lots to maximize our margin opportunity and accelerated our monthly production pace by over 140 percent to a record 4.8 starts per community as we build through our backlog of over 10,200 sold homes, positioning us for strong home closings and gross margin expansion in the second half of the year. This disciplined approach gives us confidence to raise our 2021 home closings gross margin guidance to the high-19 to 20 percent range and reaffirm our closings expectation of 14,500 to 15,000 deliveries despite the well-known supply side challenges facing our industry.”

“This strength is expected to continue in 2022 with an anticipated home closings gross margin of approximately 22 percent based on the composition of our sold homes in backlog and confidence in the achieved operational enhancements and synergies of our combined business. These enhancements include leveraging our buying power, pursuing cost rationalization and value engineering, expanding our new standardized design packages and streamlining our floorplan and option offerings to fully capture the benefits of scalable, production-oriented homebuilding, especially within our newer markets.”

“Coupled with our focus on capital efficiency, we now expect to generate returns on equity in the high-teens percent range this year and over 20 percent in 2022 as we have quickly and meaningfully pulled through the benefits of our acquisitions and strategic initiatives that have transformed our ability to compete effectively and generate long-term value,” said Palmer.

“We also recently finalized new land financing vehicles that will enable us to cost-effectively increase our optioned land position to at least 40 percent within the next 18 months. These vehicles supplement our existing asset-light land strategies to improve the capital efficiency of our land portfolio, reduce long-term risk and enhance expected returns over the course of a housing cycle.”

“By managing our balance sheet and driving improved cash flow generation, we remain on track to drive our net debt-to-capital ratio to the low-30 percent range by year-end followed by a further reduction in 2022,” said Dave Cone, Executive Vice President and Chief Financial Officer. “In addition to investing in our core business for future growth, we spent $107 million to repurchase 3.8 million shares outstanding during the quarter and expect to continue to return excess capital to shareholders as a key element of our balanced capital allocation framework.”

Business Highlights (All comparisons are of the current quarter to the prior-year quarter, unless otherwise indicated.)

Homebuilding

•

Net sales orders were roughly flat at 3,422 homes but increased 31% in value to $2.0 billion, driven by a 32% increase in average sales price to $597,000. The Company strategically limited sales releases to align with production capacity and to maximize its margin opportunity by delaying the release of spec homes while managing the length of its record backlog of sold homes.

•	Monthly absorptions increased 23 percent to 3.4 net sales orders per community, the highest second quarter level in the Company’s history.

•	Average community count was 332, consistent with prior guidance.

•

Home closings revenue increased 12 percent to $1.6 billion, driven by a 10 percent increase in average sales price to approximately $503,000 and a modest increase in closings to 3,268 due to temporary supply chain interruptions and weather delays in some markets.

•

Home closings gross margin increased 370 basis points to 19.1 percent, driven by strong pricing power, operational enhancements and the burn-off of transaction-related impacts in the prior-year period. This was ahead of prior guidance due to favorable pricing trends.

•	SG&A as a percentage of home closings revenue was 10.2 percent, down 60 basis points sequentially.

•	Backlog at quarter end was 10,228 sold homes, up 50 percent, with a sales value of $5.7 billion, up 78 percent.

Land Portfolio

•	The Company invested $451 million in land acquisition and development.

•	Total homebuilding lot supply equaled approximately 76,000, up 13 percent.

•	Controlled lots as a percentage of total supply was 35 percent, up from 28 percent in the prior-year quarter.

•	Based on trailing twelve-month home closings, the lot position represented 3.9 years of owned supply and 6.0 years of total supply.

Financial Services

•	Mortgage capture rate increased to 84 percent from 81 percent in the prior-year quarter.

Balance Sheet

•

At quarter end, total available liquidity equaled approximately $1.1 billion, including $366 million of unrestricted cash and $755 million of undrawn capacity on the Company’s $800 million corporate revolver.

•

Net homebuilding debt-to-capital equaled 40.5 percent. The Company continues to anticipate its net debt-to-capital ratio to decline to the low-30 percent range by the end of 2021 followed by further deleveraging in 2022.

•

During the second quarter, the Company repurchased 3.8 million of its outstanding shares for $107 million, bringing the year-to-date total to approximately $145 million and 5.3 million outstanding shares. At quarter end, the Company had approximately $192 million remaining on its share repurchase authorization.

Business Outlook

Third Quarter 2021

•	Average active community count is expected to be approximately 330 to 335

•	Home closings are expected to be between 3,300 to 3,500

•	GAAP home closings gross margin is expected to be about 20 percent

•	Effective tax rate is expected to be approximately 23.5 percent

•	Diluted share count is expected to be approximately 128 million

Full Year 2021

•	Average active community count is now expected to be approximately 330 to 335

•	Home closings are expected to be between 14,500 to 15,000

•	GAAP home closings gross margin is now expected to be in the high-19 to 20 percent range

•	SG&A as a percentage of home closings revenue is expected to be in the mid-9 percent range

•	Effective tax rate is expected to be approximately 23.0 percent

•	Diluted share count is expected to be approximately 129 million

•	Land and development spend is expected to be approximately $2.0 billion

Quarterly Financial Comparison

($ in thousands)	Q2 2021	Q2 2020	Q2 2021 vs. Q2 2020
Total Revenue	$1,719,280	$1,526,685	12.6%
Home Closings Revenue	$1,644,380	$1,470,994	11.8%
Home Closings Gross Margin	$313,339	$226,770	38.2%
	19.1%	15.4%	370 bps increase
Adjusted Home Closings Gross Margin	$313,339	$258,908	21.0%
	19.1%	17.6%	150 bps increase
SG&A	$167,557	$145,151	15.4%
% of Home Closings Revenue	10.2%	9.9%	30 bps deleverage

Earnings Webcast

A public webcast to discuss the second quarter 2021 earnings will be held later today at 8:30 a.m. Eastern time. The participant dial-in is 1 (855) 470-8731 and the passcode is 6955009. More information can be found on the Company’s investor relations website at investors.taylormorrison.com. A webcast replay will also be available on the site later today and will be available for one year from the date of the original earnings call.

About Taylor Morrison

Headquartered in Scottsdale, Arizona, Taylor Morrison is the nation’s fifth largest homebuilder and developer. We serve a wide array of consumers from coast to coast, including first-time, move-up, luxury and 50-plus active lifestyle homebuyers under our family of brands—including Taylor Morrison, Esplanade, Darling Homes and Christopher Todd Communities built by Taylor Morrison. Our Financial Services segment provides mortgage financing, title services and homeowners’ insurance. From 2016-2021, Taylor Morrison has been recognized as America’s Most Trusted® Builder by Lifestory Research. Our strong commitment to sustainability, our communities and our team is highlighted in our latest annual Environmental, Social and Governance (ESG) Report.

For more information about Taylor Morrison, please visit www.taylormorrison.com.

Forward-Looking Statements

This earnings summary includes “forward-looking statements.” These statements are subject to a number of risks, uncertainties and other factors that could cause our actual results, performance, prospects or opportunities, as well as those of the markets we serve or intend to serve, to differ materially from those expressed in, or implied by, these statements. You can identify these statements by the fact that they do not relate to matters of a strictly factual or historical nature and generally discuss or relate to forecasts, estimates or other expectations regarding future events. Generally, the words “believe,” “expect,” “intend,” “estimate,” “anticipate,” “project,” “may,” “can,” “could,” “might,” “will” and similar expressions identify forward-looking statements, including statements related to expected financial, operating and performance results, planned transactions, planned objectives of management, future developments or conditions in the industries in which we participate and other trends, developments and uncertainties that may affect our business in the future.

Such risks, uncertainties and other factors include, among other things: the scale and scope of the COVID-19 (coronavirus) outbreak and resulting pandemic; changes in general and local economic conditions; slowdowns or severe downturns in the housing market; homebuyers’ ability to obtain suitable financing; increases in interest rates, taxes or government fees; shortages in, disruptions of and cost of labor; higher cancellation rates of existing agreements of sale; competition in our industry; any increase in unemployment or underemployment; inflation or deflation; the seasonality of our business; our ability to obtain additional performance, payment and completion surety bonds and letters of credit; significant home warranty and construction defect claims; our reliance on subcontractors; failure to manage land acquisitions, inventory and development and construction processes; availability of land and lots at competitive prices; decreases in the market value of our land inventory; new or changing government regulations and legal challenges; our compliance with environmental laws and regulations regarding climate change; our ability to sell mortgages we originate and claims on loans sold to third parties; governmental regulation applicable to our financial services and title services business; the loss of any of our important commercial lender relationships; our ability to use deferred tax assets; raw materials and building supply shortages and price fluctuations; our concentration of significant operations in certain geographic areas; risks associated with our unconsolidated joint venture arrangements; information technology failures and data security breaches; costs to engage in and the success of future growth or expansion of our operations or acquisitions or disposals of businesses; costs associated with our defined benefit and defined contribution pension schemes; damages associated with any major health and safety incident; our ownership, leasing or occupation of land and the use of hazardous materials; existing or future litigation, arbitration or other claims; negative publicity or poor relations with the residents of our communities; failure to recruit, retain and develop highly skilled, competent people; utility and resource shortages or rate fluctuations; constriction of the capital markets; risks related to our substantial debt and the agreements governing such debt, including restrictive covenants contained in such agreements; our ability to access the capital markets; the risks associated with maintaining effective internal controls over financial reporting; provisions in our charter and bylaws that may delay or prevent an acquisition by a third party; and our ability to effectively manage our expanded operations.

In addition, other such risks and uncertainties may be found in our most recent annual report on Form 10-K and our subsequent quarterly reports filed with the Securities and Exchange Commission (SEC) as such factors may be updated from time to time in our periodic filings with the SEC. We undertake no duty to update any forward-looking statement, whether as a result of new information, future events or changes in our expectations, except as required by applicable law.

Taylor Morrison Home Corporation

Condensed Consolidated Statements of Operations

(In thousands, except per share amounts, unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2021	2020	2021	2020
Home closings revenue, net	$1,644,380	$1,470,994	$3,007,809	$2,735,634
Land closings revenue	32,057	10,546	36,946	33,485
Financial services revenue	37,392	40,297	81,457	68,336
Amenity and other revenue	5,451	4,848	10,880	34,929

Total revenues	1,719,280	1,526,685	3,137,092	2,872,384
Cost of home closings	1,331,041	1,244,224	2,441,283	2,314,727
Cost of land closings	28,138	10,287	32,165	37,419
Financial services expenses	25,935	22,796	49,934	43,443
Amenity and other expense	5,463	5,200	10,566	34,861

Total cost of revenues	1,390,577	1,282,507	2,533,948	2,430,450
Gross margin	328,703	244,178	603,144	441,934
Sales, commissions and other marketing costs	97,560	94,038	183,512	180,365
General and administrative expenses	69,997	51,112	131,550	101,638
Equity in income of unconsolidated entities	(2,126)	(3,495)	(7,787)	(5,921)
Interest expense/(income), net	3	(337)	(116)	(897)
Other expense/(income), net	45	(696)	1,020	5,595
Transaction expenses	—	18,712	—	105,086

Income before income taxes	163,224	84,844	294,965	56,068
Income tax provision	38,469	17,622	67,767	18,403

Net income before allocation to non-controlling interests	124,755	67,222	227,198	37,665
Net income attributable to non-controlling interests - joint ventures	(608)	(1,548)	(5,030)	(3,423)

Net income available to Taylor Morrison Home Corporation	$124,147	$65,674	$222,168	$34,242

Earnings per common share
Basic	$0.97	$0.51	$1.73	$0.27
Diluted	$0.95	$0.50	$1.70	$0.27
Weighted average number of shares of common stock:
Basic	128,440	129,629	128,661	125,768
Diluted	130,259	130,364	130,766	126,726

Taylor Morrison Home Corporation

Condensed Consolidated Balance Sheets

(In thousands)

	June 30, 2021	December 31, 2020
Assets
Cash and cash equivalents	$366,267	$532,843
Restricted cash	1,854	1,266

Total cash, cash equivalents, and restricted cash	368,121	534,109
Owned inventory	5,692,753	5,209,653
Consolidated real estate not owned	63,717	122,773

Total real estate inventory	5,756,470	5,332,426
Land deposits	126,015	125,625
Mortgage loans held for sale	277,017	201,177
Derivative assets	3,687	5,294
Lease right of use assets	68,490	73,222
Prepaid expenses and other assets, net	278,806	242,744
Other receivables, net	100,969	96,241
Investments in unconsolidated entities	130,044	127,955
Deferred tax assets, net	238,078	238,078
Property and equipment, net	127,869	97,927
Goodwill	663,197	663,197

Total assets	$8,138,763	$7,737,995

Liabilities
Accounts payable	$269,924	$215,047
Accrued expenses and other liabilities	435,466	430,067
Lease liabilities	78,814	83,240
Income taxes payable	18,677	12,841
Customer deposits	481,312	311,257
Estimated development liability	39,356	40,625
Senior notes, net	2,452,344	2,452,365
Loans payable and other borrowings	415,074	348,741
Revolving credit facility borrowings	—	—
Mortgage warehouse borrowings	215,230	127,289
Liabilities attributable to consolidated real estate not owned	63,717	122,773

Total liabilities	$4,469,914	$4,144,245
Stockholders’ Equity
Total stockholders’ equity	3,668,849	3,593,750

Total liabilities and stockholders’ equity	$8,138,763	$7,737,995

Homes Closed and Home Closings Revenue, Net:

	Three Months Ended June 30,
	Homes Closed			Home Closings Revenue, Net			Average Selling Price
($ in thousands)	2021	2020	Change	2021	2020	Change	2021	2020	Change
East	1,245	1,097	13.5%	$563,326	$467,154	20.6%	$452	$426	6.1%
Central	791	1,059	(25.3)	382,743	473,549	(19.2)	484	447	8.3
West	1,232	1,056	16.7	698,311	530,291	31.7	567	502	12.9

Total	3,268	3,212	1.7%	$1,644,380	$1,470,994	11.8%	$503	$458	9.8%

	Six Months Ended June 30,
	Homes Closed			Home Closings Revenue, Net			Average Selling Price
($ in thousands)	2021	2020	Change	2021	2020	Change	2021	2020	Change
East	2,297	2,082	10.3%	$1,009,211	$862,870	17.0%	$439	$414	6.0%
Central	1,482	1,878	(21.1)	702,920	846,573	(17.0)	474	451	5.1
West	2,310	2,013	14.8	1,295,678	1,026,191	26.3	561	510	10.0

Total	6,089	5,973	1.9%	$3,007,809	$2,735,634	9.9%	$494	$458	7.9%

Net Sales Orders:

	Three Months Ended June 30,
	Net Sales Orders			Sales Value			Average Selling Price
($ in thousands)	2021	2020	Change	2021	2020	Change	2021	2020	Change
East	1,302	1,176	10.7%	$713,398	$484,701	47.2%	$548	$412	33.0%
Central	850	1,003	(15.3)	500,976	437,568	14.5	589	436	35.1
West	1,270	1,274	(0.3)	828,731	643,156	28.9	653	505	29.3

Total	3,422	3,453	(0.9)%	$2,043,105	$1,565,425	30.5%	$597	$453	31.8%

	Six Months Ended June 30,
	Net Sales Orders			Sales Value			Average Selling Price
($ in thousands)	2021	2020	Change	2021	2020	Change	2021	2020	Change
East	3,079	2,537	21.4%	$1,591,982	$1,046,245	52.2%	$517	$412	25.5%
Central	1,922	1,909	0.7	1,084,457	861,631	25.9	564	451	25.1
West	2,913	2,473	17.8	1,839,497	1,275,399	44.2	631	516	22.3

Total	7,914	6,919	14.4%	$4,515,936	$3,183,275	41.9%	$571	$460	24.1%

Sales Order Backlog:

	As of June 30,
	Sold Homes in Backlog			Sales Value			Average Selling Price
($ in thousands)	2021	2020	Change	2021	2020	Change	2021	2020	Change
East	3,617	2,271	59.3%	$1,903,206	$974,860	95.2%	$526	$429	22.6%
Central	2,838	2,111	34.4	1,581,686	1,006,002	57.2	557	477	16.8
West	3,773	2,423	55.7	2,250,680	1,245,301	80.7	597	514	16.1

Total	10,228	6,805	50.3%	$5,735,572	$3,226,163	77.8%	$561	$474	18.4%

Average Active Selling Communities:

	Three Months Ended June 30,			Six Months Ended June 30,
	2021	2020	Change	2021	2020	Change
East	126	153	(17.6)%	127	148	(14.2)%
Central	101	132	(23.5)	102	133	(23.3)
West	105	126	(16.7)	106	112	(5.4)

Total	332	411	(19.2)%	335	393	(14.8)%

Reconciliation of Non-GAAP Financial Measures

In addition to the results reported in accordance with accounting principles generally accepted in the United States (“GAAP”), we have provided information in this press release relating to: (i) adjusted income before income taxes and related margin, (ii) EBITDA and adjusted EBITDA, (iii) adjusted net income and adjusted earnings per share, (iv) net homebuilding debt to capitalization ratio and(v) adjusted home closings gross margin.

Adjusted income before income taxes (and related margin) is a non-GAAP financial measure that reflects our income before income taxes excluding the impact of purchase accounting adjustments related to the acquisition of William Lyon Homes (“WLH”) and transaction expenses. EBITDA and Adjusted EBITDA are non-GAAP financial measures that measure performance by adjusting net income before allocation to non-controlling interests to exclude interest expense/(income), net, amortization of capitalized interest, income taxes, depreciation and amortization (EBITDA), non-cash compensation expense, if any, purchase accounting adjustments relating to the acquisition of WLH and transaction expenses. Adjusted net income and adjusted earnings per share are non-GAAP financial measures that reflect the net income available to the Company excluding the impact of purchase accounting adjustments and financial services operating loss relating to the acquisition of WLH, transaction expenses and the tax impact due to such items. Net homebuilding debt to capitalization ratio is a non-GAAP financial measure we calculate by dividing (i) total debt, less unamortized debt issuance premiums, net, and mortgage warehouse borrowings, net of unrestricted cash and cash equivalents, by (ii) total capitalization (the sum of net homebuilding debt and total stockholders’ equity). Adjusted home closings gross margin is a non-GAAP financial measure based on GAAP home closings gross margin (which is inclusive of capitalized interest), excluding purchase accounting adjustments relating to the acquisition of WLH.

Management uses these non-GAAP financial measures to evaluate our performance on a consolidated basis, as well as the performance of our regions, and to set targets for performance-based compensation. We also use the ratio of net homebuilding debt to total capitalization as an indicator of overall leverage and to evaluate our performance against other companies in the homebuilding industry. A reconciliation of our forward-looking net homebuilding debt to capitalization ratio to the most directly comparable GAAP financial measure cannot be provided without unreasonable effort because of the inherent difficulty of accurately forecasting the occurrence and financial impact of the adjusting items necessary for such reconciliation that have not yet occurred, are out of our control, or cannot be reasonably predicted. In the future, we may include additional adjustments in the above-described non-GAAP financial measures to the extent we deem them appropriate and useful to management and investors.

We believe that adjusted income before income taxes and related margin, adjusted net income and adjusted earnings per share, as well as EBITDA and adjusted EBITDA, are useful for investors in order to allow them to evaluate our operations without the effects of various items we do not believe are characteristic of our ongoing operations or performance and also because such metrics assist both investors and management in analyzing and benchmarking the performance and value of our business. Adjusted EBITDA also provides an indicator of general economic performance that is not affected by fluctuations in interest rates or effective tax rates, levels of depreciation or amortization, or unusual items. Because we use the ratio of net homebuilding debt to total capitalization to evaluate our performance against other companies in the homebuilding industry, we believe this measure is also relevant and useful to investors for that reason. We believe that adjusted home closings gross margin is useful to investors because it allows investors to evaluate the performance of our homebuilding operations without the varying effects of items or transactions we do not believe are characteristic of our ongoing operations or performance.

These non-GAAP financial measures should be considered in addition to, rather than as a substitute for, the comparable U.S. GAAP financial measures of our operating performance or liquidity. Although other companies in the homebuilding industry may report similar information, their definitions may differ. We urge investors to understand the methods used by other companies to calculate similarly-titled non-GAAP financial measures before comparing their measures to ours.

Adjusted Net Income and Adjusted Earnings Per Share

	Three Months Ended June 30,
($ in thousands, except per share data)	2021	2020
Net income available to TMHC	$124,147	$65,674
William Lyon Homes related purchase accounting adjustments	—	32,138
Transaction expenses	—	18,712
Tax impact due to above non-GAAP reconciling items	—	(12,709)

Adjusted net income	$124,147	$103,815

Basic weighted average shares	128,440	129,629
Adjusted earnings per common share - Basic	$0.97	$0.80

Diluted weighted average shares	130,259	130,364
Adjusted earnings per common share - Diluted	$0.95	$0.80

Adjusted Income Before Income Taxes and Related Margin
	Three Months Ended June 30,
($ in thousands)	2021	2020
Income before income taxes	$163,224	$84,844
William Lyon Homes related purchase accounting adjustments	—	32,138
Transaction expenses	—	18,712

Adjusted income before income taxes	$163,224	$135,694

Total revenues	$1,719,280	$1,526,685

Income before income taxes margin	9.5%	5.6%
Adjusted income before income taxes margin	9.5%	8.9%

Adjusted Home Closings Gross Margin
	Three Months Ended June 30,
($ in thousands)	2021	2020
Home closings revenue	$1,644,380	$1,470,994
Cost of home closings	$1,331,041	$1,244,224

Home closings gross margin	$313,339	$226,770
William Lyon Homes homebuilding related purchase accounting adjustments	—	32,138

Adjusted home closings gross margin	$313,339	$258,908

Home closings gross margin as a percentage of home closings revenue	19.1%	15.4%
Adjusted home closings gross margin as a percentage of home closings revenue	19.1%	17.6%

EBITDA and Adjusted EBITDA Reconciliation

	Three Months Ended June 30,
($ in thousands)	2021	2020
Net income before allocation to non-controlling interests	$124,755	$67,222
Interest expense/(income), net	3	(337)
Amortization of capitalized interest	34,070	28,667
Income tax provision	38,469	17,622
Depreciation and amortization	2,193	1,467

EBITDA	$199,490	$114,641
Non-cash compensation expense	4,654	4,986
William Lyon Homes related purchase accounting adjustments	—	32,138
Transaction expenses	—	18,712

Adjusted EBITDA	$204,144	$170,477

Total revenues	$1,719,280	$1,526,685
EBITDA as a percentage of total revenues	11.6%	7.5%
Adjusted EBITDA as a percentage of total revenues	11.9%	11.2%

Net Homebuilding Debt to Capitalization Ratio Reconciliation
($ in thousands)	As of June 30, 2021		As of March 31, 2021
Total debt	$3,082,648		$3,025,587
Less unamortized debt issuance premiums, net	2,344		2,354
Less mortgage warehouse borrowings	215,230		180,833

Total homebuilding debt	$2,865,074		$2,842,400
Less cash and cash equivalents	366,267		392,500

Net homebuilding debt	$2,498,807		$2,449,900
Total equity	3,668,849		3,655,564

Total capitalization	$6,167,656		$6,105,464

Net homebuilding debt to capitalization ratio	40.5	%	40.1	%